Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Omaha, Nebraska

December 18, 2019

CONTACT:

Craig Allen

Chief Financial Officer

(800) 283-2357

America First Multifamily Investors, L.P. Announces New K-1 Website

Omaha, Nebraska – On December 18, 2019, America First Multifamily Investors, L.P.’s (NASDAQ: ATAX) (the “Partnership”) investors can access their Schedule K-1 information using the Tax Package Support website at www.taxpackagesupport.com/ATAX. The website previously used to access Partnership Schedule K-1 information is no longer available.

The new website contains various features designed to enhance the user experience. The new website is compatible with most web browsers and may also be accessed using mobile devices.

Investors with existing access to Tax Package Support can access their Partnership Schedule K-1 information using their existing accounts. Investors needing to set up an account can do so at www.taxpackagesupport.com/ATAX by clicking on the “Sign Up” link.

Tax Package Support representatives are available to assist users at (833) 608-3512. Representatives are available Monday through Friday from 8am-5pm CST.

Further information can be found on the “K-1 Information” page of the Partnership’s website at www.ataxfund.com/investor-information/k1-information or by contacting the Investor Services department at (855) 428-2951.

About America First Multifamily Investors, L.P.

America First Multifamily Investors, L.P. was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, student housing and commercial properties. The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis.  The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes.  The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by the Partnership’s Amended and Restated Limited Partnership Agreement,

dated September 15, 2015, taking advantage of attractive financing structures available in the securities market, and entering into interest rate risk management instruments.  America First Multifamily Investors, L.P. press releases are available at www.ataxfund.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, mortgage revenue bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2018.  The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.